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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE:

NEXTLINK COMMUNICATIONS TO ACQUIRE WNP COMMUNICATIONS FOR $695 MILLION

--NEXTLINK to Become Largest Holder of LMDS Wireless Spectrum in North America, Covering Approximately 95 Percent of the POPs in the United States' Top 30 Markets --

Bellevue, Wash., January 14, 1999 --NEXTLINK Communications, Inc. (Nasdaq:
NXLK), one of the nation's leading providers of competitive telecommunications services, announced today it reached an agreement to acquire WNP Communications, Inc. for $695 million, payable in cash and stock. NEXTLINK will pay approximately 542.1 million to WNP and $152.9 million in license charges to the Federal Communications Commission. The agreement is subject to Federal regulatory approvals.

NEXTLINK will receive WNP's 39 A block LMDS (local multipoint distribution service) wireless licenses covering 98 million POPs and one B block LMDS wireless license covering 16 million POPs. LMDS is a fixed wireless transmission technology that provides integrated, two-way digital distribution of multimedia services using a combination of large, high-quality bandwidth similar to fiber optic cable, yet delivered wireless via a small rooftop antenna. The company will use the licenses to build fixed wireless extensions to its local fiber optic networks planned to cover most major cities in the United States.

NEXTLINK also announced a broad agreement in principle to acquire Nextel Communications, Inc.'s 50 percent interest in NEXTBAND, a joint venture of Nextel and NEXTLINK that owns 13 A block LMDS licenses and 29 B block LMDS licenses for approximately $137.7 million. The acquisition price for Nextel's interest in NEXTBAND will be based on the same value per megahertz per thousand POPs as used in the WNP transaction. Nextel will continue to focus on its successful core business of mobile wireless communications for business.

"This is a very important strategic announcement for NEXTLINK and will allow us to rapidly extend our local networks to a much broader target audience and advance our goal of becoming a complete facilities-based, end-to-end provider of telecommunications services," said Wayne Perry, NEXTLINK's chief executive officer. "Fixed wireless will give us another important transport and access capability to complement our local and inter-city fiber networks that are being developed throughout the United States."

After combining the wireless licenses acquired through WNP with those owned through its investment in NEXTBAND, NEXTLINK will become the largest owner of LMDS wireless spectrum in North America, covering approximately 95 percent of the top 30 markets in the United States.


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The company intends to use the wireless licenses to extend and complement its local fiber networks as well as the company's 16,000 mile inter-city long haul fiber network called INTERNEXT, which is currently under development and planned to be completed in 2001. By the end of the year 2000, NEXTLINK expects to have networks in most of the top 30 markets in the United States. Already, NEXTLINK operates fiber networks in many of those top markets including Los Angeles, San Francisco, Dallas, Denver, Miami, Chicago, Atlanta, Philadelphia, Cleveland and New York City.

"By using fixed wireless as an alternative means to reach our customers, we can further reduce our reliance on the ILEC, thereby relieving our provisioning bottleneck, accelerating our installation time, and increasing the number of on-net buildings we serve," said George Tronsrue, NEXTLINK's president and chief operating officer. "Our wireless solution will serve as spurs from our SONET fiber rings in major cities. Since the wireless building antennas are portable, the combination of fiber and fixed wireless will give us tremendous flexibility to design our networks with maximum capital efficiency."

"We will have the capability of running the equivalent of up to eight OC-3's per hub site over our wireless transmission, giving a building significant telecommunications capacity for voice and data services," continued Tronsrue. "We can choose the best transmission solution for each customer, giving us cost and service quality advantages over both the wired-only and wireless-only local service providers. It's a matter of having all the right tools and then choosing the best one for the job."

NEXTLINK is currently working with equipment vendors who are developing fixed wireless technology for the LMDS spectrum and expects to begin testing the service early this year and begin offering commercial service in limited areas by the end of the year.

NEXTLINK Communications, Inc. was founded by Craig McCaw in 1994 to provide local, long distance and enhanced communications services to commercial customers and is one of the fastest growing competitive telecommunications providers in the nation. Headquartered in Bellevue, Wash., NEXTLINK currently operates 22 facilities-based networks providing switched local and long distance services in 36 markets in 14 states.

                                   #   #   #

The statements contained in this release which are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). Management wishes to caution the reader that these forward-looking statements, regarding matters that are not historical facts, are only predictions and are subject to risks and uncertainties. No assurance can be given that the future results


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will be achieved. Such risks include those identified in the Company's Form
10-KSB for the year ended December 31, 1997 and other reports and filings with the Securities and Exchange Commission, and also include, but are not limited to, the Company's ability to successfully market its services to current and new customers, to design and construct fiber optic networks, install cable and facilities, including switching electronics, to develop, install and provision LMDS equipment and interconnect that equipment with the Company's fiber networks and connect the networks, including LMDS equipment to customers and to interconnect with existing local exchange carriers, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, and certain risks related to the Company's national network strategy.

Contact:  Todd Wolfenbarger / media and industry analysts
          425.519.3946 / 206.399.6770 portable

          Nancy Bacchieri / financial analysts
          425.519.8940